As filed with the Securities and Exchange Commission on June 29, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PolyPid Ltd.

(Exact name of Registrant as specified in its charter)

State of Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18 Hasivim Street

Petach Tikva 495376, Israel

(Address of principal executive offices)(Zip code)

Amended and Restated 2012 Share Option Plan

(Full title of the plan)

Amir Weisberg

President

PolyPid Inc.

The Atrium at 47 Maple Street

Suite 302A

Summit, NJ 07901

Telephone: (908) 378-9530

(Name and address of agent for service)(Telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta Daniel I. Goldberg Joshua A. Kaufman Madison Jones Cooley LLP 55 Hudson Yards New York, NY 10001 Telephone: (212) 479-6000 Facsimile: (212) 479-6275

Oded Har-Even

David Huberman

Reut Alfiah

Sullivan & Worcester Israel

(Har Even & Co.)

41-45 Rothschild Blvd.

Beit Zion

Tel Aviv, Israel 6578401

Telephone: +972 (3) 795-5555

Facsimile: +972 (3) 795-5550

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Amended and Restated 2012 Share Option Plan (Ordinary shares, no par value per share)	1,068,917	(2)	$16.00	(4)	$17,102,672.00	(4)	$2,219.93
Amended and Restated 2012 Share Option Plan (Options) (Ordinary shares, no par value per share)	2,578,179	(3)	$5.52	(5)	$14,231,548.08	(5)	$1,847.25
TOTAL	3,647,096		—		$31,334,220.08		$4,067.18

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the above-named plans by reason of any share dividend, share split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of PolyPid Ltd.’s (the “Registrant”) outstanding ordinary shares, no par value per share (the “Ordinary Shares”).
(2)	Represents Ordinary Shares reserved for future grant under the Amended and Restated 2012 Share Option Plan (the “2012 Plan”). The 2012 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2012 Plan on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2021 and ending on (and including) January 1, 2028, in an amount equal to the lesser of (a) 4% of the total number of Ordinary Shares outstanding on December 31st of the preceding calendar year and (b) a number of Ordinary Shares designated by action of the Registrant’s board of directors prior to the first day of any calendar year.
(3)	Represents Ordinary Shares reserved for issuance upon the exercise of outstanding options granted under the 2012 Plan.
(4)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the initial public offering price per share of the Registrant’s Ordinary Shares as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on June 22, 2020 pursuant to Rule 424(b) under the Securities Act.
(5)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the exercise price for such shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by PolyPid Ltd. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)       The Registrant’s prospectus dated June 25, 2020 filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form F-1 (File No. 333-238978), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)       The description of the Registrant’s Ordinary Shares which is contained in the Registrant’s Registration Statement on Form 8-A filed on June 18, 2020 (File No. 001-38428) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

See the description of the Registrant’s Ordinary Shares contained in the Registration Statement on Form F-1 (File No. 333-238978).

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification

The Israeli Companies Law 5759-2999, or the Israeli Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator's award approved by a court;
•	reasonable litigation expenses, including attorneys' fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Israeli Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Israeli Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;
•	reasonable litigation expenses, including attorneys' fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company's behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and
•	expenses incurred by an office holder in connection with an administrative procedure instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, under the Securities Law.

The Israeli Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criteria:

•	to events that in the opinion of the board of directors can be foreseen based on the company's activities at the time that the undertaking to indemnify is made; and
•	in amount or criteria determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Insurance

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company's articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder; and
•	a financial liability imposed on the office holder in favor of a third-party.

Exculpation

Under the Israeli Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company's transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we will exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Israeli Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association to be effective upon the closing of this offering will permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law.

We intend to obtain directors and officers liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. In addition, prior to the closing of this offering, we intend to enter into agreements with each of our directors and executive officers exculpating them from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by our amended and restated articles of association to be effective upon the closing of this offering and Israeli law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling the registrant, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description	Incorporated by Reference				Filed Herewith
		Schedule Form	File Number	Exhibit	Filing Date
4.1	Form of Warrant to purchase Series D-2 Preferred Shares	F-1	333-238978	4.1	June 5, 2020
4.2	Form of Warrant to purchase Series E-1 Preferred Shares	F-1	333-238978	4.2	June 5, 2020
5.1	Opinion of Sullivan & Worcester Israel (Har-Even & Co.), Israeli counsel to the Registrant, as to the validity of the ordinary shares					X
23.1	Consent of Kost, Forer, Gabbay & Kasierer, Certified Public Accountants (Israel), an independent registered public accounting firm and a member firm of Ernst & Young LLP					X
23.2	Consent of Sullivan & Worcester Israel (Har-Even & Co.) (included in Exhibit 5.1)					X
24.1	Power of Attorney (included in signature pages of Registration Statement)					X
99.1	Amended and Restated 2012 Share Option Plan	F-1	333-238978	10.2	June 5, 2020

ITEM 9.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                 Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Petach Tikva, Israel, on this 29th day of June, 2020.

PolyPid Ltd.

By:	/s/ Amir Weisberg
Name: Amir Weisberg
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Amir Weisberg and Dikla Czaczkes Akselbrad, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Amir Weisberg	Chief Executive Officer and Director	June 29, 2020
Amir Weisberg	(Principal Executive Officer)

/s/ Dikla Czaczkes Akselbrad	Executive Vice President, Chief Financial Officer	June 29, 2020
Dikla Czaczkes Akselbrad	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jacob Harel	Chairman	June 29, 2020
Jacob Harel

/s/ Yechezkel Barenholz, Ph.D.	Director	June 29, 2020
Yechezkel Barenholz, Ph.D.

/s/ Nir Dror	Director	June 29, 2020
Nir Dror

/s/ Chaim Hurvitz	Director	June 29, 2020
Chaim Hurvitz

/s/ Itzhak Krinsky, Ph.D.	Director	June 29, 2020
Itzhak Krinsky, Ph.D.

/s/ Anat Tsour Segal	Director	June 29, 2020
Anat Tsour Segal

/s/ Robert B. Stein, M.D., Ph.D.	Director	June 29, 2020
Robert B. Stein, M.D., Ph.D.

/s/ Stanley Stern	Director	June 29, 2020
Stanley Stern

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto on the 29th day of June, 2020.

PolyPid Inc.

By:	/s/ Amir Weisberg
Amir Weisberg
President